UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TEGNA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2020

Dear Fellow TEGNA Shareholders,

At TEGNA’s 2020 Annual Meeting of Shareholders on April 30, 2020, you will face a key decision that will shape the future of TEGNA and the value of your investment.

Your Board of Directors has been driving shareholder value creation since transforming TEGNA into a pure-play broadcasting company in 2017. This success is a result of the Board’s oversight and management’s execution of a strategy built on operational excellence, strategic and accretive M&A, and an openness to consider all opportunities to maximize value for all TEGNA shareholders.

Despite the success of this strategy, a hedge fund with a questionable investment track record and significant investments in and influence over other broadcasting companies is seeking to destabilize your Board of Directors by nominating a slate of candidates that we believe lacks qualifications and experience that would be additive to TEGNA’s highly qualified and experienced Board and/or has conflicts of interest.

We believe replacing any of TEGNA’s directors, let alone your independent Chair and other Board Committee Chairs, especially during a time of national economic distress caused by the COVID-19 pandemic, is not only unwarranted, given the strong mix of skills and experience represented by the current directors, but would also disrupt TEGNA’s ability to continue delivering strong operational and financial results.

We ask for your support in this important director election — please vote FOR all of the TEGNA nominees using the GOLD proxy card so we can continue to execute on our proven strategy to create shareholder value.

Simply follow the voting instructions on the enclosed GOLD proxy card. We are encouraging all shareholders to submit their proxies by Internet or by telephone, given the circumstances relating to COVID-19.

TEGNA’S HIGHLY QUALIFIED, ENGAGED AND DIVERSE BOARD

AND MANAGEMENT HAVE AN OUTSTANDING TRACK RECORD OF

SHAREHOLDER VALUE CREATION

TEGNA is led by a highly qualified, engaged and diverse Board composed of 12 industry leaders (11 of whom are independent) with substantial experience in areas highly relevant for overseeing and evaluating TEGNA’s strategy and operational performance. Your Board and management team have strategically transformed TEGNA into one of the largest U.S. broadcasting groups and a leading local news and media content provider in the markets we serve. The M&A strategy and execution, financial and operating discipline, and ability to innovate to drive organic growth since becoming a pure-play are all now evident in our financial and operating metrics and have created outstanding shareholder value. Further, the Board’s commitment to maintaining a strong balance sheet with stable, recurring free cash flow generation and a balanced capital allocation process enables TEGNA to invest in new products and initiatives, fund strategic, accretive acquisitions, and continue to rapidly delever.

This success of this strategy is clear: TEGNA’s Total Shareholder Return (TSR)1 has substantially outperformed peers since our transformation into a pure-play broadcasting company.

Superior TSR Since Becoming Pure-Play Broadcasting Company

TEGNA’s two-year TSR in 2018-2019 was 23.6 percent relative to the peer median of 3.1 percent. TEGNA’s one-year TSR in 2019, driven by strong execution and accretive acquisitions, was 56.4 percent compared to the peer median of 29.0 percent. These are the appropriate timeframes to evaluate the success of TEGNA’s strategy, as they reflect our financial results after exiting our previously owned publishing and digital businesses.

TEGNA’S BOARD IS OPEN TO ALL PATHS TO CREATE VALUE

Your Board has a strong track record of generating shareholder returns and objectively evaluating all paths to create shareholder value. The Company has been making attractive acquisitions after exiting other businesses to create the pure-play broadcaster we are today. We completed $1.8 billion of transactions in 2018-2019, including closing on approximately $1.5 billion of transactions in 2019 that were all immediately accretive to free cash flow and expected to be accretive to earnings within nine months. Through our disciplined process, we acquired strategic assets in key election battleground states at attractive multiples and now have a platform of over 60 stations, many in major markets. Importantly, this has been done in an ownership cap-efficient manner, with seven percent remaining under the FCC’s national ownership cap.

Our track record of evaluating M&A also extends to the thorough evaluation of proposals to acquire TEGNA.

As we recently disclosed2, TEGNA received four unsolicited acquisition offers in recent weeks. TEGNA and its advisors communicated with all four parties and engaged

[1]

Total shareholder return includes impact of stock price performance and reinvested dividends; spin-offs treated as cash dividend at time of spin, but excludes stock performance of spun entity. Peer set is E.W. Scripps, Gray TV, Meredith, Nexstar and Sinclair

[2]	3/29/2020, http://investors.tegna.com/news-releases/news-release-details/tegna-reports-acquisition-approaches substantially with two of these parties and provided them extensive non-public due diligence information. These two parties made their proposals shortly before the recent market dislocation due to the COVID-19 pandemic and both subsequently informed TEGNA that they were ceasing discussions. The other two parties are not as far along in their engagement with TEGNA and have not signed confidentiality agreements to enable due diligence or delivered any information on financing sources.

The Board has been, and remains, willing to consider transactions that create compelling value.

YOUR BOARD IS COMMITTED TO ONGOING

REFRESHMENT AND STRONG GOVERNANCE

Your Board is engaged in a thoughtful, ongoing refreshment process that aligns board composition with the evolution of TEGNA’s business. As a result, the Board has added six new independent directors over the past five years, including four since December 2017, bringing additional valuable skills and expertise to the Board. Through this thoughtful refreshment process, the Board ensures it has the right balance of experience and perspectives to guide TEGNA’s ongoing growth and performance.

TEGNA also continues to adopt governance practices designed to reinforce its shareholder orientation and foster accountability to all of TEGNA’s stakeholders. These include separation of the Chairman and CEO role (since 2011), the adoption of proxy access in 2018, investing in diversity-related development programs and initiatives reflecting TEGNA’s longstanding commitment to strong environmental, social and governance practices, and a robust shareholder engagement program that includes our directors.

STANDARD GENERAL’S TRACK RECORD AND CURRENT INFLUENCE OVER

OTHER BROADCASTERS PRESENT VERY SERIOUS CONCERNS

TEGNA’s Board has thoroughly and objectively evaluated Standard General Managing Partner and Chief Investment Officer Soohyung Kim as a potential director. Since Standard General first disclosed its investment in August 2019, TEGNA’s management team and Board, including our independent Chairman and members of the Nominating and Governance Committee, have held several meetings with Mr. Kim to understand his perspective on TEGNA and evaluate his candidacy as a TEGNA director.

After discussions with Mr. Kim, interviews with a number of people who have served with him on other boards (including those he offered as references), a detailed assessment of his track record, and current investments in the broadcasting industry, the Board unanimously determined that adding him to the Board is not in the best interests of TEGNA and its shareholders.

Regarding Mr. Kim’s track record at companies where he and other Standard General representatives held Board seats, shareholders should look no further than:

•	The pursuit of questionable M&A at Media General [3]

•	A bankruptcy filing at American Apparel [4]

•	Wiping out other investors via the liquidation of Radio Shack [5]

•	Participating in what is alleged to be part of “an undisclosed buyback scheme” in 2016 that diluted other investors of Twin River Holdings [6]

As detailed in our March 31st letter, we also have serious concerns about Mr. Kim’s significant investments in and influence over Standard Media Group and Mediaco Holding, two emerging competitors in the broadcasting industry. Specifically, we believe that it is highly inappropriate for another industry operator to have access as a TEGNA Board member to TEGNA’s proprietary information, including our M&A pipeline, product development plans, R&D efforts, and partnership and affiliation strategies.

TEGNA previously approached Mr. Kim to gauge his interest in a potential settlement that would not include him personally joining the Board. He “summarily” rejected any settlement that does not include a Board seat for himself – demonstrating his singular focus on personal representation.

STANDARD GENERAL’S BEHAVIOR RAISES FURTHER CONCERNS REGARDING

ITS TRANSPARENCY, CREDIBILITY AND TRACK RECORD

Both before and after the Board’s unanimous decision that adding Mr. Kim to the Board is not in the best interests of TEGNA and its shareholders, he has acted in a manner that raises additional concerns about him and his firm. Mr. Kim has demonstrated:

•	A single-minded focus on a Board seat for himself;

•	A lack of candor by blatantly mischaracterizing TEGNA’s engagement with potential bidders, including making statements contradicted by TEGNA’s announcements [7] [8];

•

An alarming inattention to diligence and detail with the revelation weeks after Standard General’s preliminary proxy was filed that one of his director candidates had to withdraw as a nominee because of a pre-existing contractual restriction, as well as a preliminary proxy filing that included certain TEGNA board members as his nominees without their permission – in violation of SEC proxy rules; and,

•	A questionable history of disclosure, which includes:

•

Failure to disclose in proxy materials or any shareholder communications Standard General’s options to acquire 99% of TEGNA competitor Standard Media, which TEGNA discovered only after making a supplemental information request.

•

Accumulating a substantial stake in TEGNA as a Schedule 13G filer (which requires passive intent), then belatedly converting to a Schedule 13D more than a month later, offering a purported rationale that shows no basis for the delay[9].

[3]	12/16/2015, https://nypost.com/2015/12/16/nexstar-muses-buyout-of-media-general/
[4]	10/5/2015, https://www.wsj.com/articles/american-apparel-filing-shines-light-on-hedge-fund-standard-general-1444088326
[5]	8/31/2015, https://www.wsj.com/articles/radioshack-creditors-sue-hedge-fund-standard-general-1441051525
[6]	1/13/2019, https://news.bloomberglaw.com/mergers-and-antitrust/twin-river-board-officers-dodge-most-of-stock-buyback-suit
[7]	3/29/2020, http://investors.tegna.com/news-releases/news-release-details/tegna-reports-acquisition-approaches
[8]	3/30/2020, https://www.rbr.com/tegna-finally-talks-about-its-unsolicited-offers/

•

Lack of certain important disclosure in a recently filed Schedule 13D amendment regarding trades made by Standard General in March 2020, including whether it retained the right to vote five million shares sold after the record date, and significant information (such as duration, counterparty, and whether there is a physical settlement option) that would allow shareholders to fully understand its beneficial ownership of TEGNA shares.

These actions by Mr. Kim run counter to the transparency, credibility and trust you should expect of all of your Board members, and are further confirmation that Mr. Kim does not belong on TEGNA’s Board.

STANDARD GENERAL IS SEEKING TO REPLACE PROVEN STRONG BOARD

MEMBERS WHO HAVE CREATED VALUE WITH NOMINEES WHO ARE LESS

EXPERIENCED AND DO NOT HAVE COMPARABLE CREDENTIALS

Separately from the evaluation of Mr. Kim, TEGNA’s Board also thoroughly evaluated Standard General’s other nominees as potential directors to determine if their appointment to TEGNA’s Board would add perspective, skills or experience that were not already present on the Board. After this evaluation, the Nominating and Governance Committee of TEGNA’s Board determined Standard General’s nominees are either conflicted or lack the breadth and depth of experience and expertise that TEGNA’s existing directors possess, and therefore would not improve the Board’s ability to continue to develop and oversee strategies to benefit all shareholders.

Since the Board completed its evaluation of these nominees, Standard General has identified the four existing TEGNA directors it would replace. Each of the four is an experienced director: one chairs the Board and the other three chair Board Committees. All are an integral part of Board leadership.

Your Board believes election of Standard General’s four nominees to replace the Board Chair and Committee Chairs, especially at a time of unprecedented stress on every business due to the COVID-19 pandemic, would disrupt TEGNA’s successful efforts to deliver superior, sustained value to our shareholders. This is a time when an experienced Board that has navigated successfully through market dislocations is especially important to provide steady leadership and help management stay focused on operations.

PROTECT THE VALUE OF YOUR INVESTMENT – A VOTE FOR TEGNA’S HIGHLY

QUALIFIED BOARD IS A VOTE FOR VALUE CREATION

We urge you to vote TODAY for TEGNA’s entire slate of 12 highly qualified and experienced director nominees. Support TEGNA’s Board by voting with the enclosed

[9]

Claimed to switch to 13D in response to TEGNA’s purported “treatment of Schedule 13G filers as communicated in the August 20, 2019 investors meeting,” but waited more than a month until September 26 to switch to a 13D – 3/37/2020 Form PRRN14A, filed by Standard General

GOLD proxy card. In light of COVID-19, we encourage you to follow the simple instructions on the GOLD proxy card to vote by telephone or Internet. Please return your proxy card by mail only if you do not have access to a touch-tone telephone or the Internet.

Thank you for your continued support.

Howard D. Elias	Dave Lougee
Chairman of the Board	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT, NO MATTER HOW

MANY OR HOW FEW SHARES YOU OWN

If you have questions about how to vote your shares or need

additional copies of the proxy materials, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders may call:

1(877) 687-1865 (toll-free from the U.S. and Canada), or

+1(412) 232-3651 (from other countries)

IMPORTANT NOTE: Please simply discard any White proxy

cards sent to you by Standard General. If you have already

voted using a White proxy card, you can change your vote

by using the enclosed GOLD proxy card to vote by

telephone, Internet or by mail.

Only your latest-dated vote will count.

Forward Looking Statements

Certain statements in this communication may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including the statements regarding the receipt and consideration by the Board of Directors of TEGNA (the “Board”) of the unsolicited acquisition proposals or the actions of third parties with respect thereto. Any forward-looking statements contained herein are subject to a number of risks, trends and uncertainties that could cause actual results or company actions to differ materially from what is expressed or implied by these statements, including risks relating to the coronavirus (COVID-19) pandemic and its effect on U.S. and world financial markets, potential regulatory actions, changes in consumer behaviors and impacts on and modifications to TEGNA’s operations and business relating thereto, TEGNA’s ability to execute on its standalone plan and potential developments involving one or more of the unsolicited acquisition proposals. Other economic, competitive, governmental, technological and other factors and risks that may affect TEGNA’s operations or financial results are discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”). We disclaim any obligation to update these forward-looking statements other than as required by law.

Important Additional Information

TEGNA has filed a definitive proxy statement and form of GOLD proxy card with the SEC in connection with the solicitation of proxies for TEGNA’s 2020 Annual Meeting of shareholders (the “Proxy Statement” and such meeting the “2020 Annual Meeting”). TEGNA, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2020 Annual Meeting. Information regarding the names of TEGNA’s directors and executive officers and their respective interests in TEGNA by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in TEGNA’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in TEGNA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 2, 2020. Details concerning the nominees of TEGNA’s Board of Directors for election at the 2020 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF TEGNA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other documents filed by TEGNA free of charge from the SEC’s website, www.sec.gov. TEGNA’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to TEGNA, 8350 Broad Street, Suite 2000, Tysons, VA 22102, or from the TEGNA’s website, https://www.tegna.com.

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